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CONSTELLATION
NEWS RELEASE                                          CONTACTS:
                                                      Investor Relations:
                                                      Mark Maring - 585-218-3668

                                                      Media:
                                                      Ginny Clark - 585-218-3669

             CONSTELLATION REPORTS 32 PERCENT INCREASE IN NET SALES
                               FOR SECOND QUARTER

        EPS at high end of Company guidance driven by strong sales growth

FAIRPORT, NEW YORK, SEPTEMBER 30, 2003 - Constellation Brands, Inc. (NYSE: STZ), a leading international producer and marketer of beverage alcohol brands, today reported record net sales for its second quarter ended August 31, 2003. Net sales increased 32 percent, led by the benefit from the Hardy acquisition, strong top line performance across all segments of the base business and a positive two percent impact from currency. Net sales on a pro forma basis, including prior year period sales from Hardy of $132 million, increased 11 percent, including a positive four percent impact from currency. Net income on a comparable basis increased $17 million, or 34 percent, to reach a record $66 million and diluted earnings per share on a comparable basis increased 21 percent to reach $0.64. For the first six months of fiscal 2004, net income on a comparable basis increased 31 percent and diluted earnings per share on a comparable basis increased 21 percent to reach $1.14.
     Net income and diluted earnings per share as reported under generally accepted accounting principles ("reported") for the second quarter declined $14 million, or 28 percent, to $36 million and 36 percent to $0.34, respectively. The reported results for the quarter include restructuring and unusual charges of $31 million after tax, or $0.30 per share. For the first six months of fiscal 2004, net income on a reported basis declined 14 percent and diluted earnings per share on a reported basis declined 20 percent to $0.75. The reported results for the first six months include restructuring and unusual charges of $39 million after tax, or $0.39 per share.
     Chairman and Chief Executive Officer Richard Sands said, "Constellation had a great quarter with sales improving across all categories along with strong contributions from the Hardy acquisition. Our diversity across categories and geographies continues to serve us well, allowing us to make investments where we see the best growth opportunities and returns. Excluding the benefits of currency, pro forma net sales increased seven percent led by double-digit growth in imported beer, solid wine growth in the U.S. and growth in the wholesale business in the U.K. We continued to experience healthy growth in a competitive environment, a testament to our overall organizational strategy and our focus on building long-term brand equity."
     Net income on a comparable basis and diluted earnings per share on a comparable basis exclude restructuring and unusual costs. For a further discussion of these items, please see the section "Items Affecting Comparability" contained in this release. A table reconciling these measures and other related financial measures for the quarter is included in this release.
     The Company's measure of segment profitability excludes restructuring and unusual costs, which is consistent with the measure used by management to evaluate results.

CONSOLIDATED RESULTS
     For the three months ended August 31, 2003 ("Second Quarter 2004"), net sales grew 32 percent, reaching $909 million compared to $690 million in the prior year. Pro forma net sales for the quarter increased 11 percent, including a positive four percent impact from currency.
     Excluding net sales of $140 million from the Hardy acquisition, organic net sales grew 11 percent. This increase was driven by increased sales across all categories: imported beer, spirits, wine and wholesale and other, and includes a positive two percent impact from currency.
     Net sales for the six months ended August 31, 2003 ("Six Months 2004") increased 25 percent. The increase was driven primarily by the addition of wine sales from the Hardy acquisition, imported beer sales, the U.K. wholesale business and a positive three percent impact from currency.
     Gross profit on a comparable basis for the quarter increased 37 percent to reach $264 million and gross margin on a comparable basis improved 100 basis points to reach 29.1 percent. The increase in gross profit resulted primarily from higher sales and a favorable mix towards higher margin products, particularly brands from the Hardy acquisition and the spirits portfolio.
     Reported gross profit, which includes the flow through of inventory step-up associated with the Hardy acquisition of nine million dollars and the write down of $17 million of inventory associated with the Company's decision to exit the commodity concentrate business in the U.S., increased 23 percent to reach $238 million. Reported gross margin declined 180 basis points to 26.2 percent.
     Gross profit on a comparable basis for Six Months 2004 increased 29 percent to reach $478 million. On a reported basis for the six months, gross profit increased 21 percent to $446 million and includes the flow through of inventory step-up associated with the Hardy acquisition and concentrate inventory write down of $15 million and $17 million, respectively.
     Second quarter selling, general and administrative expenses ("SG&A") on a comparable basis increased $32 million to reach $120 million. The majority of the increase resulted from expenses associated with the Hardy acquisition. As a percent of net sales, SG&A on a comparable basis was 13.2 percent compared to
12.7 percent for the prior year. The increase is due primarily to the Hardy acquisition, which has a higher percentage SG&A than the Company's base business and additional amortization expense associated with the Company's new bank credit agreement.
     Reported SG&A for the quarter increased $37 million to reach $125 million, and includes five million dollars of financing costs associated with a bridge loan used as financing for the Hardy acquisition. As a percent of net sales, reported SG&A was 13.8 percent, including a 60 basis point impact from the financing costs.
     SG&A on a comparable basis for Six Months 2004 was $222 million, an increase of 25 percent compared to the prior year. Reported SG&A for Six Months 2004 was $232 million, an increase of 30 percent, and includes nine million dollars of financing costs associated with the Hardy acquisition.
     Operating income on a comparable basis increased to $144 million in the quarter, an increase of 37 percent versus $106 million in the prior year.
Reported operating income was $96 million, a decline of nine percent, and includes: the flow through of inventory step-up of nine million dollars; write down of concentrate inventory of $17 million; financing costs of five million dollars; and restructuring charges of $17 million.
     Year-to-date, operating income on a comparable basis increased 33 percent to reach $255 million and reported operating income increased two percent to reach $195 million. For the year, operating income on a reported basis includes: the flow through of inventory step-up of $15 million; write down of concentrate inventory of $17 million; financing costs of nine million dollars; and restructuring charges of $19 million.
     Net interest expense for the quarter increased $14 million to $41 million as a result of higher average borrowings due to the financing of the Hardy acquisition, partially offset by a lower average borrowing rate.
     For Six Months 2004, net interest expense on a comparable basis was $79 million. On a reported basis, net interest expense was $80 million and includes one million dollars of imputed interest expense incurred in the first quarter related to the Hardy acquisition.
     As a result of the above factors, net income and diluted earnings per share on a comparable basis for Second Quarter 2004 increased 34 percent and 21 percent, respectively, reaching $66 million and $0.64. On a reported basis, net income and diluted earnings per share for Second Quarter 2004 declined 28 percent and 36 percent, respectively, to $36 million and $0.34.
     Also as a result of the above factors, net income and diluted earnings per share on a comparable basis for Six Months 2004 increased 31 percent and 21 percent, respectively. Net income and diluted earnings per share on a reported basis for the same period declined 14 percent and 20 percent, respectively.

CONSTELLATION BEERS AND SPIRITS RESULTS
     Due to strong growth in both imported beer and spirits, net sales for Second Quarter 2004 grew 12 percent to reach $320 million and operating income grew 14 percent to reach $70 million. Driven by double-digit volume gains on Corona Extra, Corona Light, Negra Modelo and Pacifico, imported beer sales increased 13 percent for the quarter. Spirits sales increased nine percent for the quarter, benefiting from healthy industry growth, strong Canadian whisky sales, particularly Black Velvet, and the introduction of several new products, including Beachcomber Rum and Chi-Chi's Mango Margarita.
     The 14 percent increase in operating income for the quarter resulted from higher sales and a positive mix of spirits sales to higher margin products.
     Net sales for Six Months 2004 increased seven percent to $597 million and operating income increased 12 percent to reach $130 million for the same period.

CONSTELLATION WINES RESULTS
     Net sales for Second Quarter 2004 were $589 million compared to $403 million the prior year, an increase of $186 million, or 46 percent. The increase was driven primarily by the addition of $140 million of sales from the Hardy acquisition, growth in the U.K. Wholesale business, wine sales in the U.S. and a positive four percent impact from currency.
     Excluding the additional sales from the Hardy acquisition, organic net sales increased 11 percent for the quarter, led by growth in the U.K. wholesale business and wine in the U.S. and a positive four percent impact from currency, partially offset by specialty drinks in the U.K., particularly RTDs, or ready-to-drink products.
     Pro forma net sales for Second Quarter 2004, which include $132 million of Hardy sales in the prior year period, increased 10 percent and include a positive five percent impact from currency.
     Operating income for Second Quarter 2004 was $84 million, an increase of 62 percent. The increase was primarily the result of sales derived from the Hardy acquisition.
     Net sales for Six Months 2004 increased 39 percent to reach $1.1 billion. The increase was driven primarily from additional sales from the Hardy acquisition and a positive six percent impact from currency.
     Operating income increased 60 percent for Six Months 2004 driven primarily by the additional sales from the Hardy acquisition.

OUTLOOK
     The following statements are management's current diluted earnings per share expectations both on a comparable basis and a reported (GAAP) basis for the third quarter ending November 30, 2003 ("Third Quarter 2004") and fiscal year ending February 29, 2004 ("Fiscal 2004"):

- Diluted earnings per share on a comparable basis for Third Quarter 2004 are expected to be within a range of $0.76 to $0.80 versus $0.69 for Third Quarter 2003.

- Diluted earnings per share on a comparable basis for Fiscal 2004 are expected to be within a range of $2.44 to $2.51 versus $2.07 for Fiscal 2003.

- Diluted earnings per share on a reported (GAAP) basis for Third Quarter 2004 are expected to be within a range of $0.65 to $0.69 versus $0.69 for Third Quarter 2003.

- Diluted earnings per share on a reported (GAAP) basis for Fiscal 2004 are expected to be within a range of $1.89 to $1.96 versus $2.19 for Fiscal 2003.

     This Outlook is made as of the date of this press release, is forward-looking and is based on management's current expectations. Actual results may differ materially from these expectations due to a number of risks and uncertainties. A reconciliation of reported estimates to comparable estimates is included in this press release.

STATUS OF BUSINESS OUTLOOK
     During the quarter, Constellation may reiterate the estimates set forth above under the heading Outlook (collectively, the "Outlook"). Prior to the start of the Quiet Period (described below), the public can continue to rely on the Outlook as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.
     Beginning November 15, 2003, Constellation will observe a "Quiet Period" during which the Outlook no longer constitutes the Company's current expectations. During the Quiet Period, the Outlook should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the Company. During the Quiet Period, Constellation's representatives will not comment concerning the Outlook or Constellation's financial results or expectations. The Quiet Period will extend until the day when Constellation's next quarterly Earnings Release is published, presently scheduled for Tuesday, January 6, 2004, after market hours.

ITEMS AFFECTING COMPARABILITY
     INVENTORY STEP-UP - The Hardy acquisition resulted in an allocation of purchase price in excess of book value to certain inventory on hand at the date of purchase. This allocation of purchase price in excess of book value is referred to as inventory step-up. The inventory step-up represents an assumed manufacturing profit attributable to Hardy pre-acquisition. For inventory produced and sold after the acquisition date, the related manufacturer's profit will accrue to the Company. The Company expects flow through of inventory step-up to have an impact of approximately $0.12 per share for the current fiscal year.
     FINANCING COSTS - In connection with the Hardy acquisition, the Company recorded amortization expense for deferred financing costs associated with non-continuing financing, primarily related to the bridge loan agreement. The Company expects this charge to be approximately $0.05 per share for the current fiscal year.
     RESTRUCTURING CHARGES - Restructuring charges resulted from the realignment of business operations in the Company's wine division, as previously announced in the fourth quarter of last fiscal year. The Company expects to incur charges of approximately $0.05 per share for the current fiscal year.
     IMPUTED INTEREST CHARGE - In connection with the Hardy acquisition and in accordance with purchase accounting, the Company was required to take a one-time imputed interest charge for the time period between when the Company obtained control of Hardy and the date it paid shareholders. The Company expects this charge to be approximately $0.01 per share for the current fiscal year.
     GAIN ON CHANGE IN FAIR VALUE OF DERIVATIVE INSTRUMENTS - In connection with the Hardy acquisition, the Company entered into derivative instruments to cap the cost of the acquisition in U.S. dollars. The Company recorded a gain in the first quarter, which represented the net change in value of the derivative instruments from the beginning of the first quarter until the date Hardy shareholders were paid. The Company expects this gain to be approximately $0.01 per share for the current fiscal year.
     EXITING U.S. COMMODITY CONCENTRATE PRODUCT LINE - The Company has made a decision to exit the commodity concentrate product line - located in Madera, California. The commodity concentrate product line is facing declining sales and profits and is not part of the Company's core business, beverage alcohol. The Company will continue to produce and sell value-added, proprietary products such as MegaColors. The Company expects this charge to be approximately $0.33 per share for the current fiscal year, of which $0.10 will be charged to cost of product sold and $0.23 will be recorded as restructuring charges. The Company expects the restructuring project to improve overall profitability and asset utilization resulting in increased return on invested capital, and to be immediately cash flow positive. More than half the charges are non-cash charges.

FORWARD-LOOKING STATEMENTS
     The statements made under the heading Outlook, as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The Company's forward-looking statements are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the Company's estimated diluted earnings per share on a comparable basis for Third Quarter 2004 and Fiscal 2004, and (ii) the Company's estimated diluted earnings per share on a reported (GAAP) basis for Third
Quarter 2004 and Fiscal 2004, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the Company contained in this press release are also subject to the following risks and uncertainties: the on-going assimilation of the Hardy business; final management determinations and independent appraisals vary materially from current management estimates and preliminary independent appraisals of the fair value of the assets acquired and the liabilities assumed in the Hardy acquisition; the Company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the Company's competitors; raw material supply, production or shipment difficulties could adversely affect the Company's ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the Company's products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in foreign exchange rates. For additional information about risks and uncertainties that could adversely affect the Company's forward-looking statements, please refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2003.

ABOUT CONSTELLATION
     Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. The Company is the largest multi-category supplier of beverage alcohol in the United States; a leading producer and exporter of wine from Australia and New Zealand; and both a major producer and independent drinks wholesaler in the United Kingdom. Well-known brands in Constellation's portfolio  include:  Corona  Extra,  Pacifico,  St.  Pauli  Girl,  Black Velvet,
Fleischmann's, Mr. Boston, Estancia, Simi, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Alice White, Vendange, Almaden, Arbor Mist, Stowells and Blackthorn.

CONFERENCE CALL DETAILS

     A conference call to discuss the quarterly results will be hosted by Chairman and CEO Richard Sands and Executive Vice President and CFO Tom Summer, on Tuesday, September 30, 2003, at 5:00 p.m. (Eastern). The conference call can be accessed by dialing 412-858-4600 beginning 10 minutes prior to the start of the call. A live listen-only web cast of the conference call, together with a copy of this press release (including the attachments) is available on the Internet at Constellation's website: www.cbrands.com under "Investors."

--------------------------------------------------------------------------------
               CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOLLOW


                   CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                               August 31, 2003     February 28, 2003
                                               ---------------     -----------------
            ASSETS
            ------
CURRENT ASSETS:
  Cash and cash investments                    $        47,465     $          13,810
  Accounts receivable, net                             615,470               399,095
  Inventories, net                                   1,198,350               819,912
  Prepaid expenses and other                           108,883                97,284
                                               ---------------     -----------------
    Total current assets                             1,970,168             1,330,101
PROPERTY, PLANT AND EQUIPMENT, net                     991,990               602,469
GOODWILL                                             1,305,218               722,223
INTANGIBLE ASSETS, net                                 834,331               382,428
OTHER ASSETS                                            96,983               159,109
                                               ---------------     -----------------
  Total assets                                 $     5,198,690     $       3,196,330
                                               ===============     =================

    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------
CURRENT LIABILITIES:
  Notes payable to banks                       $        35,092     $           2,623
  Current maturities of long-term debt                  81,997                71,264
  Accounts payable                                     255,840               171,073
  Accrued excise taxes                                  51,578                36,421
  Other accrued expenses and liabilities               429,576               303,827
                                               ---------------     -----------------
    Total current liabilities                          854,083               585,208
LONG-TERM DEBT, less current maturities              2,146,928             1,191,631
DEFERRED INCOME TAXES                                  151,319               145,239
OTHER LIABILITIES                                      151,633                99,268
STOCKHOLDERS' EQUITY                                 1,894,727             1,174,984
                                               ---------------     -----------------
  Total liabilities and stockholders' equity   $     5,198,690     $       3,196,330
                                               ===============     =================


                           CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF INCOME
                                       ON A REPORTED BASIS
                              (in thousands, except per share data)

                                                          For the Six       For the Six
                                                          Months Ended      Months Ended      Percent
                                                         August 31, 2003   August 31, 2002    Change
                                                         ---------------   ---------------    -------
Gross sales                                              $     2,137,280   $     1,759,460        21%
Excise taxes                                                    (456,891)         (419,261)        9%
                                                         ---------------   ---------------
Net sales                                                      1,680,389         1,340,199        25%
Cost of product sold                                          (1,234,249)         (970,211)       27%
                                                         ---------------   ---------------
  Gross profit                                                   446,140           369,988        21%
Selling, general and administrative expenses                    (231,618)         (178,377)       30%
Restructuring charges                                            (19,399)             -           N/A
                                                         ---------------   ---------------
  Operating income                                               195,123           191,611         2%
Gain on change in fair value of derivative instruments             1,181              -           N/A
Equity in earnings of joint ventures                                 839             5,911       -86%
Interest expense, net                                            (80,341)          (54,292)       48%
                                                         ---------------   ---------------
  Income before income taxes                                     116,802           143,230       -18%
Provision for income taxes                                       (42,049)          (56,289)      -25%
                                                         ---------------   ---------------
  Net income                                                      74,753            86,941       -14%
Dividends on preferred stock                                        (844)             -           N/A
                                                         ---------------   ---------------
  Income available to common stockholders                $        73,909   $        86,941       -15%
                                                         ===============   ===============


Earnings per common share:
  Basic                                                  $          0.77   $          0.97       -21%
  Diluted                                                $          0.75   $          0.94       -20%

Weighted average common shares outstanding:
  Basic                                                           95,726            89,268         7%
  Diluted                                                         99,803            92,550         8%

Segment Information:
Net sales:
  Constellation Beers and Spirits
    Imported beers                                       $       454,678   $       419,513         8%
    Spirits                                                      142,709           138,886         3%
                                                         ---------------   ---------------
      Net sales                                          $       597,387   $       558,399         7%
  Constellation Wines
    Branded wine                                         $       692,765   $       451,130        54%
    Wholesale and other                                          390,237           330,670        18%
                                                         ---------------   ---------------
      Net sales                                          $     1,083,002   $       781,800        39%
                                                         ---------------   ---------------
Consolidated net sales                                   $     1,680,389   $     1,340,199        25%
                                                         ===============   ===============

Operating income:
  Constellation Beers and Spirits                        $       130,000   $       115,976        12%
  Constellation Wines                                            145,436            91,079        60%
  Corporate Operations                                           (20,309)          (15,444)       32%
  Restructuring and unusual costs (a)                            (60,004)             -           N/A
                                                         ---------------   ---------------
Consolidated operating income                            $       195,123   $       191,611         2%
                                                         ===============   ===============

(a) Restructuring and unusual costs for Six Months 2004 include the flow through of inventory step-up associated with the Hardy acquisition of $14,534, financing costs of $9,244 and restructuring charges of $36,226.


                            CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                                    ON A COMPARABLE BASIS (a)
                              (in thousands, except per share data)

                                                          For the Six       For the Six
                                                          Months Ended      Months Ended      Percent
                                                         August 31, 2003   August 31, 2002    Change
                                                         ---------------   ---------------    -------
Gross sales                                              $     2,137,280   $     1,759,460        21%
Excise taxes                                                    (456,891)         (419,261)        9%
                                                         ---------------   ---------------
Net sales                                                      1,680,389         1,340,199        25%
Cost of product sold                                          (1,202,888)         (970,211)       24%
                                                         ---------------   ---------------
  Gross profit                                                   477,501           369,988        29%
Selling, general and administrative expenses                    (222,374)         (178,377)       25%
Restructuring charges                                               -                 -           N/A
                                                         ---------------   ---------------
  Operating income                                               255,127           191,611        33%
Gain on change in fair value of derivative instruments              -                 -           N/A
Equity in earnings of joint ventures                                 839             5,911       -86%
Interest expense, net                                            (78,683)          (54,292)       45%
                                                         ---------------   ---------------
  Income before income taxes                                     177,283           143,230        24%
Provision for income taxes                                       (63,822)          (56,289)       13%
                                                         ---------------   ---------------
  Net income                                                     113,461            86,941        31%
Dividends on preferred stock                                        (844)             -           N/A
                                                         ---------------   ---------------
  Income available to common stockholders                $       112,617   $        86,941        30%
                                                         ===============   ===============


Earnings per common share:
  Basic                                                  $          1.18   $          0.97        22%
  Diluted                                                $          1.14   $          0.94        21%

Weighted average common shares outstanding:
  Basic                                                           95,726            89,268         7%
  Diluted                                                         99,803            92,550         8%

Segment Information:
Net sales:
  Constellation Beers and Spirits
    Imported beers                                       $       454,678   $       419,513         8%
    Spirits                                                      142,709           138,886         3%
                                                         ---------------   ---------------
      Net sales                                          $       597,387   $       558,399         7%
  Constellation Wines
    Branded wine                                         $       692,765   $       451,130        54%
    Wholesale and other                                          390,237           330,670        18%
                                                         ---------------   ---------------
      Net sales                                          $     1,083,002   $       781,800        39%
                                                         ---------------   ---------------
Consolidated net sales                                   $     1,680,389   $     1,340,199        25%
                                                         ===============   ===============

Operating income:
  Constellation Beers and Spirits                        $       130,000   $       115,976        12%
  Constellation Wines                                            145,436            91,079        60%
  Corporate Operations                                           (20,309)          (15,444)       32%
  Restructuring and unusual costs                                   -                 -
                                                         ---------------   ---------------
Consolidated operating income                            $       255,127   $       191,611        33%
                                                         ===============   ===============

(a) Excludes the flow through of inventory step-up associated with the Hardy acquisition, restructuring charges, financing costs and the imputed interest charge associated with the Hardy acquisition, and the gain on change in fair value of derivative instruments for Six Months 2004.


                              CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF INCOME
                                          ON A REPORTED BASIS
                                 (in thousands, except per share data)

                                                          For the Three     For the Three
                                                          Months Ended      Months Ended      Percent
                                                         August 31, 2003   August 31, 2002    Change
                                                         ---------------   ---------------    -------
Gross sales                                              $     1,148,213   $       898,997        28%
Excise taxes                                                    (239,453)         (209,191)       14%
                                                         ---------------   ---------------
Net sales                                                        908,760           689,806        32%
Cost of product sold                                            (670,532)         (496,544)       35%
                                                         ---------------   ---------------
  Gross profit                                                   238,228           193,262        23%
Selling, general and administrative expenses                    (124,989)          (87,616)       43%
Restructuring charges                                            (17,083)             -           N/A
                                                         ---------------   ---------------
  Operating income                                                96,156           105,646        -9%
Equity in earnings of joint ventures                                 511             3,172       -84%
Interest expense, net                                            (41,098)          (27,151)       51%
                                                         ---------------   ---------------
  Income before income taxes                                      55,569            81,667       -32%
Provision for income taxes                                       (20,005)          (32,095)      -38%
                                                         ---------------   ---------------
  Net income                                                      35,564            49,572       -28%
Dividends on preferred stock                                        (844)             -           N/A
                                                         ---------------   ---------------
  Income available to common stockholders                $        34,720   $        49,572       -30%
                                                         ===============   ===============


Earnings per common share:
  Basic                                                  $          0.35   $          0.55       -36%
  Diluted                                                $          0.34   $          0.53       -36%

Weighted average common shares outstanding:
  Basic                                                           98,572            89,691        10%
  Diluted                                                        104,131            93,029        12%

Segment Information:
Net sales:
  Constellation Beers and Spirits
    Imported beers                                       $       247,414   $       219,807        13%
    Spirits                                                       72,504            66,687         9%
                                                         ---------------   ---------------
      Net sales                                          $       319,918   $       286,494        12%
  Constellation Wines
    Branded wine                                         $       382,755   $       237,119        61%
    Wholesale and other                                          206,087           166,193        24%
                                                         ---------------   ---------------
      Net sales                                          $       588,842   $       403,312        46%
                                                         ---------------   ---------------
Consolidated net sales                                   $       908,760   $       689,806        32%
                                                         ===============   ===============

Operating income:
  Constellation Beers and Spirits                        $        70,117   $        61,555        14%
  Constellation Wines                                             84,413            52,241        62%
  Corporate Operations                                           (10,238)           (8,150)       26%
  Restructuring and unusual costs (a)                            (48,136)             -           N/A
                                                         ---------------   ---------------
Consolidated operating income                            $        96,156   $       105,646        -9%
                                                         ===============   ===============

(a) Restructuring and unusual costs for Second Quarter 2004 include the flow through of inventory step-up associated with the Hardy acquisition of $9,017, financing costs of $5,209 and restructuring charges of $33,910.


                            CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                                    ON A COMPARABLE BASIS (a)
                              (in thousands, except per share data)

                                                          For the Three     For the Three
                                                          Months Ended      Months Ended      Percent
                                                         August 31, 2003   August 31, 2002    Change
                                                         ---------------   ---------------    -------
Gross sales                                              $     1,148,213   $       898,997        28%
Excise taxes                                                    (239,453)         (209,191)       14%
                                                         ---------------   ---------------
Net sales                                                        908,760           689,806        32%
Cost of product sold                                            (644,688)         (496,544)       30%
                                                         ---------------   ---------------
  Gross profit                                                   264,072           193,262        37%
Selling, general and administrative expenses                    (119,780)          (87,616)       37%
Restructuring charges                                               -                 -           N/A
                                                         ---------------   ---------------
  Operating income                                               144,292           105,646        37%
Equity in earnings of joint ventures                                 511             3,172       -84%
Interest expense, net                                            (41,098)          (27,151)       51%
                                                         ---------------   ---------------
  Income before income taxes                                     103,705            81,667        27%
Provision for income taxes                                       (37,334)          (32,095)       16%
                                                         ---------------   ---------------
  Net income                                                      66,371            49,572        34%
Dividends on preferred stock                                        (844)             -           N/A
                                                         ---------------   ---------------
  Income available to common shareholders                $        65,527   $        49,572        32%
                                                         ===============   ===============


Earnings per common share:
  Basic                                                  $          0.66   $          0.55        20%
  Diluted                                                $          0.64   $          0.53        21%

Weighted average common shares outstanding:
  Basic                                                           98,572            89,691        10%
  Diluted                                                        104,131            93,029        12%

Segment Information:
Net sales:
  Constellation Beers and Spirits
    Imported beers                                       $       247,414   $       219,807        13%
    Spirits                                                       72,504            66,687         9%
                                                         ---------------   ---------------
      Net sales                                          $       319,918   $       286,494        12%
  Constellation Wines
    Branded wine                                         $       382,755   $       237,119        61%
    Wholesale and other                                          206,087           166,193        24%
                                                         ---------------   ---------------
      Net sales                                          $       588,842   $       403,312        46%
                                                         ---------------   ---------------
Consolidated net sales                                   $       908,760   $       689,806        32%
                                                         ===============   ===============

Operating income:
  Constellation Beers and Spirits                        $        70,117   $         61,555       14%
  Constellation Wines                                             84,413             52,241       62%
  Corporate Operations                                           (10,238)            (8,150)      26%
  Restructuring and unusual costs                                   -                  -
                                                         ---------------   ----------------
Consolidated operating income                            $       144,292   $        105,646       37%
                                                         ===============   ================

(a) Excludes the flow through of inventory step-up associated with the Hardy acquisition, restructuring charges, financing costs and the imputed interest charge associated with the Hardy acquisition, and the gain on change in fair value of derivative instruments for Second Quarter 2004.


RECONCILIATION OF REPORTED AND COMPARABLE HISTORICAL INFORMATION
(in thousands, except per share data)

Comparable  measures  are  provided  because management uses this information in evaluating  the results of the continuing operations of the Company and internal goal  setting.  In  addition,  the  Company  believes  this information provides investors  better  insight on underlying business trends and results in order to evaluate  year  over year financial performance. As such, an increase in cost of goods  sold resulting from the flow through of inventory step-up associated with
the  Hardy  acquisition,  financing  costs  and  the  imputed  interest   charge
associated  with the Hardy acquisition, restructuring charges (including exiting the  U.S.  commodity  concentrate  product line), and the gain on change in fair value  of  derivative  instruments are excluded from comparable results. You may also  visit  the  Company's website at www.cbrands.com under Investors/Financial
Information/Financial  Reports  for a historical reconciliation between reported and comparable information.

                              For the Three            For the Three             For the Six              For the Six
                              Months Ended             Months Ended              Months Ended             Months Ended
                             August 31, 2003  Margin  August 31, 2002  Margin   August 31, 2003  Margin  August 31, 2002  Margin
                             ---------------  ------  ---------------  -------  ---------------  ------  ---------------  ------
Reported net sales           $       908,760    100%  $       689,806     100%  $     1,680,389    100%  $     1,340,199    100%
                             ===============          ===============           ===============          ===============
Reported gross profit        $       238,228   26.2%  $       193,262    28.0%  $       446,140   26.5%  $       369,988   27.6%
  Inventory step-up                    9,017    1.0%             -                       14,534    0.9%             -
  Concentrate inventory
    write-down                        16,827    1.9%             -                       16,827    1.0%             -
                             ---------------          ---------------           ---------------          ---------------
Comparable gross profit      $       264,072   29.1%  $       193,262    28.0%  $       477,501   28.4%  $       369,988   27.6%
                             ===============          ===============           ===============          ===============


Reported operating income    $        96,156   10.6%  $       105,646    15.3%  $       195,123   11.6%  $       191,611   14.3%
  Inventory step-up                    9,017    1.0%             -                       14,534    0.9%             -
  Concentrate inventory
    write-down                        16,827    1.8%             -                       16,827    1.0%             -
  Financing costs                      5,209    0.6%             -                        9,244    0.6%             -
  Restructuring charges               17,083    1.9%             -                       19,399    1.2%             -
                             ---------------          ---------------           ---------------          ---------------
Comparable operating income  $       144,292   15.9%  $       105,646    15.3%  $       255,127   15.2%  $       191,611   14.3%
                             ===============          ===============           ===============          ===============


Reported net income          $        35,564    3.9%  $        49,572     7.2%  $        74,753    4.4%  $        86,941    6.5%
  Inventory step-up                    5,771    0.6%             -                        9,302    0.6%             -
  Concentrate inventory
    write-down                        10,769    1.2%             -                       10,769    0.6%             -
  Financing costs                      3,334    0.4%             -                        5,916    0.4%             -
  Restructuring charges               10,933    1.2%             -                       12,416    0.7%             -
  Imputed interest charge               -                        -                        1,061    0.1%             -
  Gain on derivative
    instruments                         -                        -                         (756)   0.0%             -
                             ---------------          ---------------           ---------------          ---------------
Comparable net income        $        66,371    7.3%  $        49,572     7.2%  $       113,461    6.8%  $        86,941    6.5%
                             ===============          ===============           ===============          ===============


Reported Diluted EPS         $          0.34          $          0.53           $          0.75          $          0.94
  Inventory step-up                     0.06                     -                         0.09                     -
  Concentrate inventory
    write-down                          0.10                     -                         0.12                     -
  Financing costs                       0.03                     -                         0.06                     -
  Restructuring charges                 0.11                     -                         0.12                     -
  Imputed interest charge               -                        -                         0.01                     -
  Gain on derivative
    instruments                         -                        -                        (0.01)                    -
                             ---------------          ---------------           ---------------          ---------------
Comparable Diluted EPS       $          0.64          $          0.53           $          1.14          $          0.94
                             ===============          ===============           ===============          ===============


RECONCILIATION OF REPORTED AND COMPARABLE DILUTED EARNINGS PER SHARE GUIDANCE

                                                      Range for the Quarter          Range for the Year
                                                    Ending November 30, 2003      Ending February 29, 2004
                                                    ------------------------      ------------------------
Forecasted reported diluted earnings per share      $     0.65    $     0.69      $     1.89    $     1.96
  Inventory step-up                                       0.02          0.02            0.12          0.12
  Concentrate inventory write-down                        -             -               0.10          0.10
  Financing costs                                         -             -               0.05          0.05
  Restructuring charges                                   0.09          0.09            0.28          0.28
  Imputed interest charge                                 -             -               0.01          0.01
  Gain on derivative instruments                          -             -              (0.01)        (0.01)
                                                    ----------    ----------      ----------    ----------
Forecasted comparable diluted earnings per share    $     0.76    $     0.80      $     2.44    $     2.51
                                                    ==========    ==========      ==========    ==========